Exhibit 99.1

News Release

Weatherford Reports First Quarter Results

Earnings rise approximately 20% to $0.25 in Q1 versus $0.21 in Q4, before items

GENEVA, SWITZERLAND, April 24, 2012—Weatherford International Ltd. (NYSE and SIX: WFT) today reported first quarter 2012 net income of $190 million, or $0.25 per diluted share, excluding an after tax loss of $67 million. On a GAAP basis, our net income for the first quarter of 2012 was $123 million, or $0.16 per diluted share. The excluded after tax loss is comprised of the following items:

•	Severance charges of $25 million, primarily related to executive officers;

•	$2 million of costs incurred in connection with on-going investigations by the U.S. government;

•	$40 million of discrete tax items primarily related to changes in estimates and uncertain tax positions that are not directly related to current year operating results

First quarter 2012 diluted earnings per share reflect an increase of $0.18 over the first quarter of 2011 diluted earnings per share of $0.07, before charges. Sequentially, the company’s first quarter diluted earnings per share, before charges, were $0.04 higher than the fourth quarter of 2011.

First quarter revenues were $3,599 million, or 26 percent higher than the same period last year, and down three percent sequentially. North America revenues increased 29 percent compared to the first quarter of 2011 while international revenues were up 23 percent over the same period.

Segment operating income of $554 million improved 57 percent year-over-year but was down nine percent sequentially. Segment operating income margins of 15% improved three percent over the same period last year and declined one percent sequentially. Segment margin performance improved relative to the same period in the prior year primarily due to improved operating performance and in part due to less severe weather conditions in our Middle East/North Africa/Asia region and the charge taken in the prior-year period for the Colombia net equity tax enacted in the first quarter of 2011.

Corporate general and administrative expense increased $7 million sequentially to an all time high of $64 million, primarily attributable to additional professional service fees incurred in the first quarter.

Subject to the risks regarding forward-looking statements highlighted by the company in this press release and its public filings, the company expects diluted earnings per share before excluded items of approximately $0.24 to $0.26 in the second quarter of 2012. With regard to the entirety of 2012, the company maintains a positive but measured outlook for its North American business and expects modest revenue and operating income growth compared to 2011. Internationally, the company anticipates continued growth and expanding margins in its Latin America region, underpinned by improvements in Brazil, Colombia, Mexico and Venezuela. Eastern Hemisphere is also expected to improve in 2012, with upticks in Europe and Russia, as well as continued recovery in the Middle East / North Africa / Asia Pacific region with positive contributions in the second half of 2012 from the completion of unfavorable contracts and new contracts with better terms and pricing. For 2012, we currently estimate an effective tax rate of approximately 35 percent, although the actual rate may vary.

North America

Revenue increased three percent sequentially and 29 percent compared to the first quarter of 2011. Artificial Lift, Wireline and Completions posted strong revenue growth sequentially and were partially offset by a decline in Stimulation, Drilling Tools and Fishing which were negatively impacted by the natural gas market. Operating income of $359 million declined by $23 million sequentially due to a 200 basis point decline in operating margins to 21%, driven primarily by the Stimulation, Drilling Tools and Fishing product lines in the U.S.

Middle East/North Africa/Asia

Revenue decreased $70 million sequentially, or 10 percent, with declines in Completions and Wireline as well as expected seasonality in China. Despite the decline in revenue, operating income improved $14 million or 39 percent sequentially.

Europe/SSA/FSU

Revenue declined $40 million, or seven percent, sequentially as the normal winter seasonality in the North Sea and Russia negatively impacted the first quarter. Operating income declined $21 million sequentially due to the lower level of activity and a 280 basis point decline in operating margins.

Latin America

Revenue decreased eight percent, or $57 million, on a sequential basis and increased 64 percent, or $261 million, compared to the first quarter of 2011. Operating income fell $25 million sequentially on the decline in revenue due to budgetary seasonality of operators in the region.

Liquidity and Net Debt

Net debt for the quarter increased $317 million primarily as a result of an increase in working capital of $155 million and capital expenditures of approximately $483 million, net of lost-in-hole offset by positive contributions from operations.

Reclassifications and Non-GAAP

Non-GAAP performance measures and corresponding reconciliations to GAAP financial measures have been provided for meaningful comparisons between current results and results in prior operating periods. The non-GAAP financial measures we may present from time to time include: 1) operating income or income from continuing operations excluding certain charges or amounts, 2) the provision for income taxes excluding discrete items and 3) the resulting non-GAAP net income and per share amounts. Weatherford has added and expects to include the provision for income taxes excluding discrete items as a non-GAAP measure going forward. We believe it will provide users of this financial information additional meaningful comparison between current operating results and operating results in prior periods as well as greater transparency of income taxes.

Conference Call

The company will host a conference call with financial analysts to discuss the 2012 first quarter results on April 24, 2012 at 8:30 a.m. (CDT). The company invites investors to listen to a play back of the conference call and to access the call transcript at the company’s website, http://www.weatherford.com in the “investor relations” section.

Weatherford is a Swiss-based, multi-national oilfield service company. It is one of the largest global providers of innovative mechanical solutions, technology and services for the drilling and production sectors of the oil and gas industry. Weatherford operates in over 100 countries and employs over 60,000 people worldwide.

# # #

Contacts:	John H. Briscoe	+1.713.836.4610
Chief Financial Officer

	Karen David-Green	+1.713.836.7430
Vice President – Investor Relations

Forward-Looking Statements

This press release contains, and the conference call announced in this release may include, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. This includes statements related to future levels of earnings, revenue, expenses, margins, capital expenditures, changes in working capital, cash flows, tax expense, effective tax rates and net income, as well as the prospects for the oilfield service business generally and our business in particular. Forward-looking statements also include any statements about the resolution of our ongoing remediation of our material weakness in internal control over financial reporting for income taxes. It is inherently difficult to make projections or other forward-looking statements in a cyclical industry and given the current macroeconomic uncertainty. Such statements are based upon the current beliefs of Weatherford’s management, and are subject to significant risks, assumptions and uncertainties. These include the Company’s inability to design or improve internal controls to address identified issues; the impact upon operations of legal compliance matters or internal controls review, improvement and remediation, including the detection of wrongdoing, improper activities or circumvention of internal controls; difficulties in controlling expenses, including costs of legal compliance matters or internal controls review, improvement and remediation; impact of changes in management or staff levels, the effect of global political, economic and market conditions on the Company’s projected results; the possibility that the Company may be unable to recognize expected revenues from current and future contracts; the effect of currency fluctuations on the Company’s business; the Company’s ability to manage its workforce to control costs; the cost and availability of raw materials, the Company’s ability to manage its supply chain and business processes; the Company’s ability to commercialize new technology; whether the Company can realize expected benefits from its redomestication of its former Bermuda parent company; the Company’s ability to realize expected benefits from its acquisitions and dispositions; the effect of a downturn in its industry on the Company’s carrying value of its goodwill; the effect of weather conditions on the Company’s operations; the impact of oil and natural gas prices and worldwide economic conditions on drilling activity; the effect of turmoil in the credit markets on the Company’s ability to manage risk with interest rate and foreign exchange swaps; the outcome of pending government investigations, including the Securities and Exchange Commission’s investigation of the circumstances surrounding the Company’s material weakness in its internal control over financial reporting of income taxes; the outcome of ongoing litigation, including shareholder litigation related to the Company’s material weakness in its internal control over financial reporting of income taxes and its restatement of historical financial statements; the future level of crude oil and natural gas prices; demand for our products and services; levels of pricing for our products and services; utilization rates of our equipment; the effectiveness of our supply chain; weather-related disruptions and other operational and non-operational risks that are detailed in our most recent Form 10-K and other filings with the U.S. Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or underlying assumptions prove incorrect, actual results may vary materially from those indicated in our forward-looking statements. We undertake no obligation to correct or update any forward-looking statement, whether as a result of new information, future events, or otherwise, except to the extent required under federal securities laws.

Weatherford International Ltd.

Consolidated Condensed Statements of Income

(Unaudited)

(In Millions, Except Per Share Amounts)

	Three Months Ended March 31,
	2012	2011
Net Revenues:
North America	$1,754	$1,360
Middle East/North Africa/Asia	605	576
Europe/SSA/FSU	569	510
Latin America	671	410

	3,599	2,856

Operating Income (Expense):
North America	359	283
Middle East/North Africa/Asia	48	10
Europe/SSA/FSU	60	40
Latin America	87	21
Research and Development	(62)	(60)
Corporate Expenses	(64)	(56)
Severance, Exit and Other Adjustments	(32)	(21)

	396	217

Other Income (Expense):
Interest Expense, Net	(112)	(113)
Other, Net	(17)	(19)

Income Before Income Taxes	267	85

Benefit (Provision) for Income Taxes:
Provision for Operations	(99)	(54)
Benefit from Severance, Exit and Other Adjustments	2	2
Benefit (Provision) for Discrete Items	(40)	6

	(137)	(46)

Net Income	130	39
Net Income Attributable to Noncontrolling Interest	(7)	(2)

Net Income Attributable to Weatherford	$123	$37

Earnings Per Share Attributable to Weatherford:
Basic	$0.16	$0.05
Diluted	$0.16	$0.05

Weighted Average Shares Outstanding:
Basic	760	748
Diluted	766	758

Weatherford International Ltd.

Selected Income Statement Information

(Unaudited)

(In Millions)

	Three Months Ended
	3/31/2012	12/31/2011	9/30/2011	6/30/2011	3/31/2011
Net Revenues:
North America	$1,754	$1,699	$1,620	$1,344	$1,360
Middle East/North Africa/Asia	605	675	573	617	576
Europe/SSA/FSU	569	609	588	593	510
Latin America	671	727	591	498	410

	$3,599	$3,710	$3,372	$3,052	$2,856

	Three Months Ended
	3/31/2012	12/31/2011	9/30/2011	6/30/2011	3/31/2011
Operating Income (Expense):
North America	$359	$382	$353	$244	$283
Middle East/North Africa/Asia	48	35	18	34	10
Europe/SSA/FSU	60	81	86	89	40
Latin America	87	112	70	50	21
Research and Development	(62)	(64)	(59)	(62)	(60)
Corporate Expenses	(64)	(57)	(42)	(43)	(56)
Libya Reserve	—	(67)	—	—	—
Severance, Exit and Other Adjustments	(32)	(26)	(8)	(19)	(21)

	$396	$396	$418	$293	$217

	Three Months Ended
	3/31/2012	12/31/2011	9/30/2011	6/30/2011	3/31/2011
Product Line Revenues:
Formation Evaluation and Well Construction(1)	$2,045	$2,075	$1,879	$1,689	$1,714
Completion and Production(2)	1,554	1,635	1,493	1,363	1,142

	$3,599	$3,710	$3,372	$3,052	$2,856

	Three Months Ended
	3/31/2012	12/31/2011	9/30/2011	6/30/2011	3/31/2011
Depreciation and Amortization:
North America	$95	$91	$91	$88	$88
Middle East/North Africa/Asia	83	82	81	83	82
Europe/SSA/FSU	63	59	59	58	56
Latin America	55	52	51	49	46
Research and Development	2	2	2	2	2
Corporate	3	3	2	3	3

	$301	$289	$286	$283	$277

(1)	Formation Evaluation and Well Construction includes Drilling Services, Well Construction, Integrated Drilling, Wireline and Evaluation Services, Drilling Tools and Re-entry and Fishing
(2)	Completion and Production includes Artificial Lift Systems, Stimulation and Chemicals, Completion Systems and Pipeline and Specialty Services

We report our financial results in accordance with generally accepted accounting principles (GAAP). However, Weatherford's management believes that certain non-GAAP financial measures and ratios (as defined under the SEC’s Regulation G) may provide users of this financial information additional meaningful comparisons between current results and results in prior periods. The non-GAAP financial measures we may present from time to time include: 1) operating income or income from continuing operations excluding certain charges or amounts, 2) the provision for income taxes excluding discrete items and 3) the resulting non-GAAP net income and per share amounts. These adjusted amounts are not measures of financial performance under GAAP. Accordingly, these amounts should not be considered as a substitute for operating income, provision for income taxes, net income or other data prepared and reported in accordance with GAAP. See the table below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three months ended March 31, 2012, December 31, 2011, and March 31, 2011. Non-GAAP financial measures should be viewed in addition to, and not as an alternative to, the Company's reported results prepared in accordance with GAAP.

Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited)

(In Millions, Except Per Share Amounts)

	Three Months Ended
	March 31,	December 31,	March 31,
	2012	2011	2011
Operating Income:
GAAP Operating Income	$396	$397	$217
Libya Reserve	—	67	—
Severance, Exit and Other Adjustments	32	26	21

Non-GAAP Operating Income	$428	$490	$238

Income (Loss) Before Income Taxes:
GAAP Income (Loss) Before Income Taxes	$267	$245	$85
Libya Reserve	—	67	—
Severance, Exit and Other Adjustments	29	31	21

Non-GAAP Income (Loss) Before Income Taxes	$296	$343	$106

Benefit (Provision) for Income Taxes:
GAAP Benefit (Provision) for Income Taxes	$(137)	$(221)	$(46)
Legal Entity Reorganization Charges	—	22	—
Severance, Exit and Other Adjustments	(2)	(7)	(2)
Discrete Items (1)	40	28	(6)

Non-GAAP Benefit (Provision) for Income Taxes	$(99)	$(178)	$(54)

Net Income (Loss) Attributable to Weatherford:
GAAP Net Income (Loss)	$123	$18	$37
Total Charges, net of tax	67 (a)	141 (b)	13 (c)

Non-GAAP Net Income	$190	$159	$50

Diluted Earnings (Loss) Per Share Attributable to Weatherford:
GAAP Diluted Earnings (Loss) per Share	$0.16	$0.02	$0.05
Total Charges, net of tax	0.09	0.19	0.02

Non-GAAP Diluted Earnings per Share	$0.25	$0.21	$0.07

Effective Tax Rate (2)	51.3%	90.2%	54.1%
Annual Effective Tax Rate (3)	33.4%	51.9%	50.9%

Note (a): Non-GAAP adjustments, after tax, are comprised of (i) severance, exit and other charges of $25 million, primarily related to executive officer severance, (ii) $2 million of costs incurred in connection with on-going investigations by the U.S. government and (iii) $40 million of discrete tax items primarily related to uncertain tax positions and return to accrual adjustments.

Note (b): Non-GAAP adjustments, after tax, are comprised of (i) a $67 million charge primarily to reserve accounts receivable, inventory and machinery and equipment in Libya (ii) $4 million in legal and professional costs incurred in conjunction with our tax planning and reorganization activities, as well as $23 million in withholding taxes related to these transactions (iii) $5 million of costs incurred in connection with on-going investigations by the U.S. government, (iv) severance, exit and other charges of $14 million and (v) a $28 million provision for discrete tax items primarily related to valuation allowances on deferred tax assets.

Note (c): This after tax amount is comprised of (i) a $9 million charge associated with terminating a corporate consulting contract, (ii) $8 million for severance costs, (iii) investigation costs in connection with on-going investigations by the U.S. government and (iv) a $6 million benefit for discrete tax items.

Note (1): Discrete Items are income tax provisions (benefits) related primarily to our changes in estimates as we file tax returns, settle disputes with tax authorities or became aware of other events and include changes in (a) deferred taxes, (b) valuation allowance on deferred taxes, (c) uncertain tax positions and (d) other tax liabilities. Management believes that excluding these items from the GAAP provision for income taxes provides a non-GAAP measure of tax that provides additional meaningful information about the income tax related to current and prior period operating results and management expectations of income taxes for the current year.

Note (2): Effective Tax Rate is GAAP provision for income taxes divided by GAAP income before income taxes.

Note (3): Annual Effective Tax Rate is the Non-GAAP provision for income taxes divided by Non-GAAP income before income taxes.

Weatherford International Ltd.

Consolidated Condensed Balance Sheet

(Unaudited)

(In Millions)

	March 31,	December 31,
	2012	2011
Current Assets:
Cash and Cash Equivalents	$339	$371
Accounts Receivable, Net	3,358	3,235
Inventories	3,303	3,158
Other Current Assets	1,053	935

	8,053	7,699

Long-Term Assets:
Property, Plant and Equipment, Net	7,585	7,283
Goodwill	4,445	4,422
Other Intangibles, Net	706	711
Equity Investments	634	616
Other Assets	450	454

	13,820	13,486

Total Assets	$21,873	$21,185

Current Liabilities:
Short-term Borrowings and Current Portion of Long-term Debt	$1,902	$1,320
Accounts Payable	1,679	1,567
Other Current Liabilities	1,251	1,326

	4,832	4,213

Long-term Liabilities:
Long-term Debt	5,989	6,286
Other Liabilities	1,119	1,133

	7,108	7,419

Total Liabilities	11,940	11,632

Shareholders’ Equity:
Weatherford Shareholders’ Equity	9,912	9,532
Noncontrolling Interests	21	21

Total Shareholders’ Equity	9,933	9,553

Total Liabilities and Shareholders’ Equity	$21,873	$21,185

Weatherford International Ltd.

Net Debt

(Unaudited)

(In Millions)

Change in Net Debt for the Three Months Ended March 31, 2012:
Net Debt at December 31, 2011	$(7,235)
Operating Income	396
Depreciation and Amortization	301
Severance, Exit and Other Adjustments	32
Capital Expenditures	(514)
Increase in Working Capital	(180)
Income Taxes Paid	(98)
Interest Paid	(180)
Acquisitions and Divestitures of Assets and Businesses, Net	(12)
Foreign Currency Contract Settlements	(28)
Other	(34)

Net Debt at March 31, 2012	$(7,552)

	March 31, 2012	December 31, 2011
Components of Net Debt
Cash	$339	$371
Short-term Borrowings and Current Portion of Long-Term Debt	(1,902)	(1,320)
Long-term Debt	(5,989)	(6,286)

Net Debt	$(7,552)	$(7,235)

“Net Debt” is debt less cash. Management believes that Net Debt provides useful information regarding the level of Weatherford indebtedness by reflecting cash that could be used to repay debt.

Working capital is defined as accounts receivable plus inventory less accounts payable.